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                                                                    EXHIBIT 21.1

                               LIST OF SUBSIDIARIES OF
                               TELETECH HOLDINGS, INC.



       Name of Subsidiary *                      Jurisdiction of Organization
        ------------------                        ----------------------------

1.     TeleTech Telecommunications, Inc.         State of California

2.     TeleTech Teleservices, Inc.               State of Colorado

3.     TeleTech UK Limited                       United Kingdom

4.     Access 24 Service Corporation Pty         New South Wales, Australia
       Limited

       (a)    Access 24 (Service Corporation)    New Zealand
              Limited

       (b)    High Performance Healthcare        Queensland, Australia
              Limited

5.     Access 24 Limited                         United Kingdom



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       * Each of the subsidiaries conducts business under its legal corporate name listed above.